AMERICAN LORAIN RECEIVES NYSE AMERICAN NOTICE

LINYI CITY, China, April 24, 2018 /PRNewswire/ -- On April 18, 2018, American Lorain Corporation (the “Company”) received a notice from NYSE American LLC (the “Exchange”) that the Company was not in compliance with Sections 1003(a)(i) and 1003(a)(ii) of the NYSE American Company Guide (the “Company Guide”) since the Company reported a stockholders’ equity deficit of ($3.05) million as of December 31, 2017 and net losses in three of its four most recent fiscal years ended December 31, 2017.

In order to maintain its listing on the Exchange, the Company must, by May 21, 2018, submit a plan of compliance (the “Plan”) advising the Exchange of actions it has taken or will take to regain compliance with Sections 1003(a)(i) and 1003(a)(ii) of the Company Guide by October 21, 2019 (the “Plan Period”). If the Plan is accepted by the Exchange, then the Company will be able to continue its listing during the Plan Period, during which time it will be subject to periodic monitoring for compliance with the Plan. If the Plan is not accepted by the Exchange, then the Company will be subject to delisting proceedings.

In addition, the Exchange has informed the Company that the Company’s securities have been selling for a low price per share for a substantial period of time. Consequently, pursuant to Section 1003(f)(v) of the Company Guide, the Company’s continued listing is predicated on the Company’s effecting a reverse stock split of the Company’s common stock or otherwise demonstrating sustained price improvement by no later than October 19, 2018.

The Company’s management is beginning its analysis regarding submission of a Plan to the Exchange by the May 21, 2018 deadline. Si Chen, the Chairman of the Company, stated, “We understand our obligations under applicable NYSE rules and intend to fully comply with these requirements.”

However, there can be no assurance that the Company will be able to achieve compliance with the Exchange’s continued listing standards within the required time period.

Company Contact

Chen Xing
+86-539-731 7959
dongshiban@163.com